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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


June 25, 2001


Board of Directors
Return Assured Incorporated
2240-885 West Georgia Street
Vancouver, BC V6C 3E8

Dear Sirs:

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Return Assured Incorporated, formerly known as Hertz Technology, Inc., of our report dated September 27, 2000 and October 17, 2000 relating to the audited financial statements for the period ending August 31, 2000 of Return Assured Incorporated (formerly A Sure eCommerce, Inc.) appearing in the Annual Report on Form 10-KSB, of Return Assured Incorporated, formerly known as Hertz Technology Group, Inc., for the year ended August 31, 2000. We also consent to the reference of our firm under the caption "Experts".


"Pannell Kerr Forster"

CHARTERED ACCOUNTANTS
Vancouver, Canada